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                                                                    EXHIBIT 4.27


                          LEINER HEALTH PRODUCTS INC.
                              901 EAST 233RD STREET
                            CARSON, CALIFORNIA 90745


                                                               February 13, 2001

The Bank Of Nova Scotia,
 as the U.S. Agent
One Liberty Plaza
New York, New York 10006

The Bank Of Nova Scotia,
 as the Canadian Agent
44 King Street West -- 14th Floor
Toronto, Ontario
Canada, M5H 1H1

Each of the Lenders party to the
 Credit Agreement referred to below



                                  WAIVER LETTER

Gentlemen and Ladies:

     We refer to the Amended and Restated Credit Agreement, dated as of May 15, 1998 (as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "CREDIT AGREEMENT"), among Leiner Health Products Inc., a Delaware corporation (the "U.S. BORROWER"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BORROWER", and together with the U.S. Borrower, the "BORROWERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the U.S. Facility (collectively, the "U.S. LENDERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the Canadian Facility (collectively, the "CANADIAN LENDERS", and together with the U.S. Lenders, the "LENDERS"), The Bank of Nova Scotia ("SCOTIABANK") as agent for the U.S. Lenders under the U.S. Facility (in such capacity, the "U.S. AGENT"), Scotiabank, as agent for the Canadian Lenders under the Canadian Facility (in such capacity, the "CANADIAN AGENT", and together with the U.S. Agent, collectively, the "AGENTS"), Merrill Lynch Capital Corporation, as Documentation Agent, and Salomon Brothers Holding Company Inc., as Syndication Agent. Unless otherwise defined in this waiver letter (this "WAIVER LETTER") or the context otherwise requires, terms used in this Waiver Letter have the meanings provided in the Credit Agreement.

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     By this Waiver Letter, the Borrowers hereby request that the Required
Lenders waive, for a limited period ending on the earlier of (x) 5:00 p.m. on March 30, 2001 and (y) the occurrence of an Event of Default (other than those referred to in this sentence), the Defaults or Events of Default resulting from the Borrowers' noncompliance with the financial covenants set forth in Section
9.2.4 of the Credit Agreement for the Fiscal Quarter ending December 31, 2000 and any breach of the representations or warranties under the Loan Documents made on January 12, 2001 and January 17, 2001 pursuant to Sections 7.2.1 and
7.2.2 of the Credit Agreement. Consequently, we further request that the Lenders agree not to exercise any of their rights and remedies under the Loan Documents or under applicable law with respect to such Defaults or Events of Default for the period specified above.

     In consideration of the waivers and the Lenders' forbearance from exercising remedies (as described above), the Borrowers agree that they will, and will cause their Subsidiaries to, comply with the following covenants:

     1. Promptly and in any event no later than 4:00 p.m. on March 27, 2001, the Borrowers will deliver to the Agents a draft of an engagement letter which has been fully negotiated by the Borrowers and an investment banking firm reasonably satisfactory to the Agents, the scope and substance of which shall be satisfactory to the Agents and pursuant to which, in any event, such investment banking firm will (upon the execution and delivery of such engagement letter) be engaged to explore strategic alternatives for the Borrowers and their Subsidiaries.

     2. Commencing on February 20, 2001, no later than 4:00 p.m. on the first Business Day of each week, the Borrowers will deliver to the Agents updated weekly rolling cash flow forecasts for the following twelve week period, together with (commencing on February 27, 2001) an actual to forecast variance analysis for the preceding week, which forecasts shall also include a certification from an Authorized Officer of the U.S. Borrower representing to the information required pursuant to paragraph 6 hereof.

     3. Promptly and in any event no later than 4:00 p.m. on March 23, 2001, the Borrowers will deliver to each Lender a preliminary business plan (the "BUSINESS PLAN") in form and scope satisfactory to the Agents.

     4. The Borrowers (and their representatives and management) will meet with the Lenders on March 28, 2001 in either Carson, California or New York, New York to, among other things, discuss the Business Plan, and the Borrowers will, no later than February 28, 2001, inform the Agents of the exact time and location of such meeting.

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     5.   As soon as available and in any event within 30 days after the end of each month (beginning with 30 days after January 31, 2001), the Borrowers will deliver to the Agents consolidated and consolidating balance sheets of the U.S. Borrower and its Subsidiaries (including consolidating balance sheets of the Canadian Borrower and its Subsidiaries) as of the end of such month and consolidated and consolidating statements of earnings and cash flow of the U.S. Borrower and its Subsidiaries (including consolidating statements of earnings and cash flow of the Canadian Borrower and its Subsidiaries) for such month and for the period commencing at the end of the previous Fiscal Year and ending with the last day of such month; PROVIDED that the required financial statements for the month of February, 2001 shall be delivered to the Lenders no later than 4:00 p.m. on March 25, 2001. The Borrowers agree that this covenant shall survive termination or expiration of this Waiver Letter.

     6. The Borrowers will not permit any of the disbursements for any month set forth in the Initial Forecast (as defined below) to exceed 110% of the amounts set forth therefor in the Initial Forecast and will not permit the cash balance at the end of any month to be less than 90% of the cash balance set forth in the Initial Forecast for such month.

     7. The Borrowers agree to cooperate fully with an independent third party (i.e., not affiliated with any Obligor) to be engaged by the Lenders in its audit and appraisal of the assets of the Borrowers and their Subsidiaries and with legal counsel to be engaged by the U.S. Agent (or by Mayer, Brown & Platt) to review various litigation issues (the "SPECIAL COUNSEL"), in each case at the Borrowers' expense. The Borrowers agree that the scope of the audit shall be satisfactory to the Agents.

     8. Promptly and in any event no later than 4:00 p.m. on March 30, 2001, the Borrowers will cause each bank or financial institution located in the United States or in Canada (each referred to as a "COLLECTING BANK") to which any account obligor of either Borrower or any Subsidiary deposits payment for goods or services (including accounts receivables) to execute and deliver to the Agents "lock-box" agreements in form and substance satisfactory to the Agents which will provide for, among other things, (i) an acknowledgment by such Collecting Bank of the Agents' Lien on all money in such accounts,
          (ii) a waiver of such Collecting Bank's right to set-off (other than with respect to items returned for insufficient funds and for customary charges payable to such Collecting Bank arising from its maintenance of the account and services provided to the applicable Borrower or Subsidiary), and (iii) a daily deposit by such Collecting Bank into an account maintained with a Lender (or, if agreed to by the Agents, a non-Lender that has executed and delivered to the Agents a "concentration" account agreement in form and substance satisfactory to the Agents which shall include, among other things, the agreements set forth in clauses (i) and (ii) of this


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          sentence). In furtherance of the covenants contained in the Loan
          Documents, the Borrowers agree to promptly execute and deliver to the Agents all notices (including any notices permitted under the Uniform Commercial Code of the State of California) and other documents necessary to allow the Agents to perfect their security interests in all amounts held with any Collecting Bank or any other institutions which hold accounts of the Borrowers or their Subsidiaries.

     9. Promptly and in any event no later than 4:00 p.m. on February 16, 2001, the Borrowers will deliver to the Agents a perfection certificate in form and scope satisfactory to the Agents, certifying as to, among other things, all locations of the Borrowers' and their Subsidiaries' assets (other than motor vehicles, but including a list of all bank accounts and bank locations, and all intellectual property).

     10. Promptly and in any event no later than 4:00 p.m. on February 16, 2001, the Borrowers shall execute documentation acceptable to the Agents with respect to their grant of a security interest in their interests in any judgement, settlement or other proceeds or amounts, however characterized, arising from or in connection with any anti-trust claims (including the proceedings captioned "Leiner Health Products Inc. vs. F. Hoffmann-La Roche, Ltd., et al", case no. 99-09832) (collectively, the "ANTI-TRUST LITIGATION").

Failure to comply with any of the covenants set forth above shall constitute an immediate Event of Default.

     In order to induce the Lenders to grant the foregoing waivers and forbearance from exercising their remedies under the Loan Documents, the Borrowers hereby

          (a) represent and warrant that, after giving effect to this Waiver Letter, all of the statements set forth in Section 7.2.1 of the Credit Agreement are true and correct;

          (b) acknowledge and agree that, until otherwise agreed to by the Required Lenders, (i) the Commitments are suspended, (ii) the outstanding principal amount of all Loans may not be continued as (or converted into) LIBO Rate Loans or Canadian BAs, as applicable, (iii) from and after the date of the effectiveness of this Waiver Letter through (and including) March 30, 2001, the Applicable Margin shall in each case be increased by 1% over that otherwise in effect in accordance with the terms of the Credit Agreement, (iv) the Borrowers and their Subsidiaries are prohibited from incurring Indebtedness in accordance with clauses (d), (g), (h) or (l) of
     Section 9.2.2 of the Credit Agreement, making Investments in accordance with clauses (f), (i) or (j) of Section 9.2.5 of the Credit Agreement, redeeming shares of Capital Stock as set forth in clause (iii) of the proviso to Section 9.2.6 of the Credit Agreement, consummating acquisitions or mergers in accordance with clauses (b), (c) or (d) of Section 9.2.10 of the Credit Agreement or paying any fees in accordance with clause (b) of
     Section 9.2.13 of the Credit Agreement,


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     and (v) the Lenders have a perfected and continuing security interest that extends to all proceeds, pursuant to 11 U.S.C.S. 552, which includes, but is not limited to, any judgments or amounts of any settlement from the Anti-trust Litigation; and

          (c) agree that all interest for Base Rate Loans and Canadian Prime Rate Loans shall be payable in arrears on the fifteenth day of each month (instead of the Quarterly Payment Dates).

Furthermore, the Borrowers and the Lenders agree that the terms of the immediately preceding clauses (a) through (c) shall continue to be in full force and effect unless otherwise consented to by the Required Lenders, and regardless of the expiration or termination of the waivers described above or this Waiver Letter.

     In addition to the terms of Section 12.3 of the Credit Agreement, the Borrowers agree (and such agreement shall survive any termination or expiration of this Waiver Letter) to pay on demand all reasonable fees and expenses of (i) the Special Counsel and the third party referred to in paragraph 7 hereof, (ii) the financial consultant to be engaged by either Mayer, Brown & Platt or an Agent and (iii) each Lender incurred in connection with this Waiver Letter and the matters contemplated hereby or the restructuring of the Obligations (other than legal fees of each Lender not covered by Section 12.3 of the Credit Agreement), in each case whether incurred prior to or subsequent to the date hereof.

     This Waiver Letter shall become effective upon (a) the execution of counterparts hereof by the Borrowers and the Required Lenders, (b) receipt by the U.S. Agent, for the account of each Lender, of a waiver fee in an amount equal to $375,000 (which shall be non-refundable and earned in full on the effectiveness of this Waiver Letter), payable to each Lender PRO RATA in accordance with such Lender's Percentage of the Total Exposure Amount as of the date hereof, (c) receipt by the Agents of a forecast of the Borrowers' cash flows for the twelve week period following the date hereof (the "INITIAL FORECAST") in the form previously delivered to the Lenders, (d) an affirmation and consent, in form and substance satisfactory to the U.S. Agent, executed and delivered by each Guarantor and (e) such other documents as the Agents may reasonably request.

     The Borrowers agree that if they fail to deliver the Business Plan by the time indicated in paragraph 3 hereof they shall pay to the U.S. Agent, for the account of each Lender, an additional waiver fee in an amount equal to $375,000 (which shall be non-refundable and earned in full on such date), payable to each Lender PRO RATA in accordance with such Lender's Percentage of the Total Exposure Amount as of the date hereof.

     This Waiver Letter may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver Letter by


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facsimile shall be effective as delivery of a manually executed counterpart of this Waiver Letter. All references to a time in this Waiver Letter shall be deemed to be references to pacific time.

     THIS WAIVER LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. Except as expressly waived by this Waiver Letter, all of the terms and provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Waiver Letter is a Loan Document executed pursuant to the Credit Agreement and shall be construed and administered in accordance with all of the terms and provisions of the Credit Agreement.


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If you are in agreement with the foregoing terms, kindly execute this Waiver
Letter in the space provided below and deliver to the Administrative Agent an executed counterpart of this Waiver Letter.


                                        Very truly yours,

                                        LEINER HEALTH PRODUCTS INC.


                                        By: /s/ ROBERT L. SIMMONS
                                            -------------------------------
                                            Title:



                                        VITA HEALTH PRODUCTS INC.


                                        By: /s/ ROBERT L. SIMMONS
                                            -------------------------------
                                            Title:




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THE WAIVERS AND THE LENDERS'
FORBEARANCE OF RIGHTS
UNDER LOAN DOCUMENTS SET FORTH
ABOVE IS HEREBY AGREED TO AND
ACCEPTED AS OF THE DATE FIRST
ABOVE WRITTEN:

THE BANK OF NOVA SCOTIA,
 as the U.S. Agent, the Canadian Agent
 and a Lender


By:
    -------------------------------
    Title:



- -----------------------------------
[NAME OF LENDER]



By:
    -------------------------------
    Title:


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